SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Helius Medical Technologies, Inc.

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HELIUS MEDICAL TECHNOLOGIES, INC.

41 University Drive, Suite 400

Newtown, Pennsylvania 18940

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 5, 2017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of HELIUS MEDICAL TECHNOLOGIES, INC., a Wyoming corporation (the “Company”). The meeting will be held on Monday, June 5, 2017 at 10:00 a.m. local time at Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania 19047 for the following purposes:

1. To elect the Board’s six nominees for director.

2. To approve an amendment to the Company’s Articles of Incorporation to effect, at the option of the Board of Directors, a reverse stock split of the Company’s Class A common stock at a ratio ranging from three-for-one (3:1) to seven-for-one (7:1), inclusive, with the effectiveness the amendment or the abandonment of the amendment, to be determined by the Board of Directors prior to the date of our 2018 Annual Meeting of Shareholders.

3. To ratify the selection by the audit committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 12, 2017. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on June 5, 2017 at 10:00 a.m. at Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania.

The proxy statement and annual report to shareholders

are available at www.investorvote.com.

By Order of the Board of Directors

Joyce LaViscount

Secretary

Newtown, Pennsylvania

May 3, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you , or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

-i-

HELIUS MEDICAL TECHNOLOGIES, INC.

41 University Drive, Suite 400 Newtown, Pennsylvania 18940

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

June 5, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Helius Medical Technologies, Inc. (sometimes referred to as the “Company” or Helius) is soliciting your proxy to vote at the 2017 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about May 3, 2017 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the Annual Meeting?

The meeting will be held on Monday, June 5, 2017 at 10:00 a.m. local time at Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on April 12, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were 91,246,676 shares of Class A common stock, which we refer to as our common stock, outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, on April 12, 2017, your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company of Canada, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below or to complete, sign, date and return a proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 12, 2017, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of six directors (Proposal 1);

•	Approval of an amendment to our Articles of Incorporation to effect a reverse stock split of our common stock at a ratio ranging from three-for-one (3:1) to seven-for-one (7:1), inclusive (“Reverse Stock Split”), with the effectiveness of the amendment or the abandonment of the amendment, to be determined by the Board of Directors prior to the date of our 2018 Annual Meeting of Shareholders (Proposal 2); and

•	Ratification of the selection by the audit committee of the Board of Directors of BDO USA, LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017 (Proposal 3).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card or vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-732-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 10:00 a.m. Eastern time on June 1, 2017 to be counted.

•	To vote through the internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 10:00 a.m. Eastern time on June 1, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Helius. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively,

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you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2017.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all six nominees for director; “For” the approval of an amendment to our Articles of Incorporation to effect a Reverse Stock Split; and “For” the ratification of selection by the audit committee of the Board of Directors of BDO USA, LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

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What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Helius’ Secretary at 41 University Drive, Suite 400, Newtown, Pennsylvania 18940.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year’s Annual Meeting?

Shareholder proposals intended to be presented at our 2018 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by us no later than 5:00 p.m., Eastern time, on February 5, 2018. Such proposals also must comply with Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of our Corporate Secretary at Helius Medical Technologies, Inc. 41 University Drive, Suite 400, Newtown, PA 18940.

If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your shareholder proposal or nomination of director for election to our Board must be submitted in writing not less than 30 calendar days prior to actual date of the 2018 Annual Meeting, or the date that is 10 calendar days after the day on which disclosure of the date of such Annual Meeting was first made to shareholders, whichever is earlier, to the attention of our President at Helius Medical Technologies, Inc. 41 University Drive, Suite 400, Newtown, PA 18940. All proposals and nominations must include the information required by Section 2.19 of our Amended and Restated Bylaws.

In addition, you may use our “proxy access” bylaws to include a shareholder-nominated director candidate in the Company’s proxy materials for the 2018 Annual Meeting of Shareholders. Such nominations must be received by us no later than 5:00 p.m., Eastern time, on January 6, 2018. Such nominations must also provide the information required by Section 2.18 of our Amended and Restated Bylaws. Nominations should be addressed to the Board of Directors, Helius Medical Technologies, Inc. 41 University Drive, Suite 400, Newtown, PA 18940.

You may contact our Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making shareholder nominations and proposals.

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How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes will be counted towards the vote total for each of Proposals 2 and 3, and will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the six nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

We have adopted a majority voting standard for the election of directors in uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “Withheld” from his or her election than votes “For” such election shall promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote. The Board will determine whether to accept or reject the director’s resignation, and will publicly disclose its decision within 90 days from the date of the certification of the election results.

To be approved, Proposal 2 (an amendment to our Articles of Incorporation to effect a Reverse Stock Split) must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as a vote “Against” Proposal 2.

To be approved, Proposal 3, ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as a vote “Against” Proposal 3.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least 33 1/3% of the total outstanding shares of the Company entitled to vote as a separate voting group. On the record date, there were 91,246,676 shares outstanding and entitled to vote. Thus, the holders of 30,415,558 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual

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Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and Form 10-K are available at www.investorvote.com.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors consists of six directors, each of whom is a nominee for reelection at this Annual Meeting. Each director to be elected and qualified will hold office until the next annual meeting of shareholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously elected by the shareholders. It is the Company’s policy to invite its nominees for directors to attend the Annual Meeting. One of the directors attended the 2016 Annual Meeting of Shareholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the six nominees receiving the highest number of affirmative votes will be elected.

We have adopted a majority voting standard for the election of directors in uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “Withheld” from his or her election than votes “For” such election shall promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote. The Board will determine whether to accept or reject the director’s resignation, and will publicly disclose its decision within 90 days from the date of the certification of the election results.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Board to recommend that person as a nominee for director, as of the date of this proxy statement.

The Company seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Board has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Board to believe that that nominee should continue to serve on the Board. However, each of the members of the Board may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD WITH THE COMPANY
Philippe Deschamps	54	Chief Executive Officer and Chairman of the Board
Mitchell E. Tyler	64	Clinical Director, University of Wisconsin
Edward M. Straw	78	Managing Director, Osprey Venture Partners
Blane Walter	46	Partner, Talisman Capital Partners
Huaizheng Peng	54	General Manager, China Medical System Holdings
Thomas E. Griffin	54	Vice President, Avedro, Inc.

Philippe Deschamps

Mr. Deschamps has served as our Chief Executive Officer, President and a Director since June 2014. Previously, Mr. Deschamps served as the president of NeuroHabilitation Corporation, our wholly-owned subsidiary, from

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October 2013 to June 2014. From February 2012 to October 2013, Mr. Deschamps served as chief executive officer of MediMedia Health, a marketing services company, where, among other things, he developed recommendations for the sale of MediMedia Health to its private equity sponsor. Prior to that time, Mr. Deschamps served in various roles at GSW Worldwide, most recently as president and chief executive officer, and Bristol Myers Squibb, including as director of neuroscience marketing. Mr. Deschamps received a BSc. in chemistry from the University of Ottawa in Canada in 1985. Our Board of Directors believes Mr. Deschamps is qualified to serve as a director based upon his role as our principal executive officer and his 30 years of experience in the health sciences industry.

Thomas E. Griffin

Mr. Griffin has served as a member of our Board of Directors since August 2016. Mr. Griffin currently serves as the Chief Financial Officer of Avedro, Inc., a position he has held since March 2017. Until January 2017, Mr. Griffin served as vice president of finance at Entellus Medical, Inc., a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis in both adult and pediatric patients. Previously, Mr. Griffin served as chief financial officer at Entellus Medical from December 2007 to May 2016. Mr. Griffin received a BBA from University of Minnesota (Duluth) in 1985 and an MBA from the University of St. Thomas in 1995. Our Board of Directors believes Mr. Griffin is qualified to serve as a director based on his financial expertise in technology-based growth companies.

Huaizheng Peng, Ph. D.

Dr. Peng has served as a member of our Board of Directors since December 2015. Dr. Peng is the general manager of China Medical System Holdings, a position he has held since October 2013. Previously, Dr. Peng was a partner at Northland Bancorp, a private equity firm, from January 2010 to November 2012, and head of life sciences and director of corporate finance of Seymour Pierce, from February 2006 to January 2010. Dr. Peng currently serves as a director of Faron Pharmaceuticals. Dr. Peng received a Bachelor’s degree and a Master’s degree in medicine from Hunan Medical College, China, and a Ph.D. in molecular pathology from University College London Medical School. Our Board of Directors believes that Dr. Peng is qualified to serve as a director based on his international medical and investment experience.

Edward M. Straw

Vice Admiral Straw has served as a member of our Board of Directors since November 2014. He founded Osprey Venture Partners in 2011, a firm that mentors young entrepreneurs seeking investment capital and assists with business development, and serves as the managing director. Previously he was president, global operations of The Estée Lauder Companies from 2000 to 2005, senior vice president global operations of the Compaq Computer Corporation from 1998 to 2000, and president of Ryder Integrated Logistics from 1996 to 1998. Prior to joining the private sector, he had a distinguished 35-year career in the U.S. Navy and retired as a three-star admiral. During his military service, Vice Admiral Straw was chief executive officer of the Defense Logistics Agency, the largest military logistics command supporting the American armed forces. He has been a member of the Defense Science Board, chairman of Odyssey Logistics and currently sits on the boards of The Boston Consulting Federal Group, Performance Equity Management, Lenitiv Scientific and Capital Teas. He is a former board member of Eddie Bauer, MeadWestvaco, Ply Gem Industries and Panther Logistics. Vice Admiral Straw received a B.S. from the United States Naval Academy and an MBA from The George Washington University, and is a graduate of the National War College. Our Board of Directors believes that Vice Admiral Straw is qualified to serve as a director based on his extensive leadership experience in both the private sector and the U.S. military.

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Mitchell E. Tyler

Mr. Tyler has served as a member of our Board of Directors since June 2014. Mr. Tyler is a co-inventor of the PoNS™ device and is co-owner and clinical director of Advanced NeuroRehabilitation, LLC, a position he has held since 2009. Mr. Tyler is also the clinical director of the Tactile Communication and NeuroRehabilitation Laboratory at the University of Wisconsin – Madison, a position he has held since 1998, where he is also a senior lecturer in biomedical engineering. He received his M.S. in Bioengineering from University of California, Berkeley in 1985 and is currently working on his Ph.D. in Biomedical Engineering at the University of Wisconsin—Madison. Mr. Tyler is a registered professional engineer in Wisconsin. Our Board of Directors believes that Mr. Tyler is qualified to serve as a director based on his extensive knowledge of PoNS™ device, our initial product candidate, and his research and development experience in the medical device industry.

Blane Walter

Mr. Walter has served as a member of our Board of Directors since December 2015. Mr. Walter is a partner at Talisman Capital Partners, a position he has held since 2011. He has served as vice chairman of inVentiv Group since 2011. Mr. Walter received a B.S. in marketing and finance from Boston College in 1993. Our Board of Directors believes that Mr. Walter is qualified to serve as director based on his background in the healthcare and pharmaceutical industries.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Board reviews its composition annually, including the determination of the independence of our directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Toronto Stock Exchange (the “TSX”) and the NASDAQ Stock Market (“NASDAQ”), as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable TSX and NASDAQ listing standards: Messrs. Griffin and Walter, Vice Admiral Straw and Dr. Peng. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated. The Board considered all relationships and transactions that occurred during any 12-month period within the last three fiscal years and determined that they were not relationships that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

The Board considered that the aggregate dollar amount of the transactions during any 12-month period within the last three fiscal years did not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues and, therefore, was not regarded as compromising the director’s independence. Based on this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting, other than Messrs. Deschamps and Tyler are independent under the standards set forth in applicable TSX and NYSE MKT rules.

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BOARD LEADERSHIP STRUCTURE

The Company’s Board of Directors is currently chaired by the President and Chief Executive Officer of the Company, Mr. Deschamps.

The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and chairman of the Board. It is the Board’s view that rather than having a formal policy, the Board, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its shareholders for such offices to be separate or combined. Our Board believes that our compensation system, our division of risk oversight responsibilities, and our Board leadership structure comprise and support the most effective risk management approach.

The Company currently believes that combining the positions of Chief Executive Officer and chairman helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a chairman with an extensive history with and knowledge of the Company (as is the case with Mr. Deschamps) as compared to a relatively less informed independent chairman.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee of the Board (the “Audit Committee”) is responsible for overseeing the management of financial risks. The Board also is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements, and for managing risks relating to our director compensation policies and arrangements, and reviewing the independence of the Board and other corporate governance matters.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met four times during the nine months ended December 31, 2016. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to assist our Board of Directors with oversight of: (i) the quality and integrity of our financial statements and its related internal controls over financial reporting, (ii) our compliance with legal and regulatory compliance, (iii) the independent registered public accounting firm’s qualifications and independence and (iv) the performance of our independent registered public accounting firm. The Audit Committee’s primary function is to provide advice with respect to our financial matters and to assist our Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. The Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The Audit Committee is composed of three directors: Messrs. Griffin and Walter and Vice Admiral Straw. The Audit Committee met three times during the nine months ended December 31, 2016. The Board has adopted a

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written Audit Committee charter that is available to shareholders on the Company’s website at www.heliusmedical.com.

The Board of Directors reviews the NYSE MKT listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent.

The Board of Directors has also determined that Mr. Griffin qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Griffin’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the nine months ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Transition Report on Form 10-K for the nine months ended December 31, 2016.

Thomas E. Griffin

Edward M. Straw

Blane Walter

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

We currently do not have a compensation committee because we do not believe one has been necessary or cost efficient for a company of our size. Rather, the non-employee directors of our Board perform the principal functions of a compensation committee. Until a formal compensation committee is established, the non-employee directors of our Board will continue to review all forms of compensation provided to our executive officers, directors, consultants and employees.

Compensation Determination: Processes and Procedures

Typically, the Board meets at least four times annually, and with greater frequency if necessary, to discuss compensation. The non-employee directors meet regularly in executive session to discuss compensation. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Board to make presentations, to provide financial or other background information or advice or to otherwise participate in Board meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Board regarding his compensation or individual performance objectives.

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After taking into consideration the six factors prescribed by the SEC that bear upon an outside adviser’s independence, the Company engaged Sigma Integrated Resources (“Sigma”) as its compensation and human resources consultant. Sigma also advises the non-employee directors of the Board on the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy. As part of its engagement, Sigma was requested by the non-employee directors to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Sigma ultimately developed recommendations that were presented to the non-employee directors for its consideration. Following an active dialogue with Sigma, the non-employee directors approved the recommendations.

Historically, the non-employee directors have made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. Generally, the process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the non-employee directors solicit and consider evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the non-employee directors, who determine any adjustments to his compensation as well as awards to be granted. The Chief Executive Officer may not be present during these discussions. For all executives and directors as part of its deliberations, the non-employee directors may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Company’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

We currently do not have a nominating and corporate governance committee because we do not believe one has been necessary or cost efficient for a company of our size. Rather, our Board performs the principal functions of such a committee. Until a formal nominating and corporate governance committee is established, our Board will continue to review and evaluate candidates to serve as directors of the Company (consistent with criteria approved by the Board), review and evaluate incumbent directors, select candidates for election to the Board of Directors, determine the membership of the committees of the Board and assess the performance of management and the Board.

Generally, director nominees are identified and suggested by our directors or management using their business networks. The Board will also consider director nominees put forward by shareholders. Our Amended and Restated Bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at the annual meeting. Shareholders may recommend individuals to our Board for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Board at Helius Medical Technologies, Inc., 41 University Drive, Suite 400, Newtown, Pennsylvania 18940, Attention: Chairman of the Board. Such nomination must satisfy the notice, information and consent requirements set forth in our Amended and Restated Bylaws and must be received by us prior to the date set forth under “When are shareholder proposals and director nominations due for next year’s annual meeting?” included herein. The Board does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder.

The Board does not have any specific minimum qualifications that director nominees must have in order to be considered to serve on the Board. However, the Board does take into consideration areas of expertise that director nominees may be able to offer, including professional experience, knowledge, abilities and industry knowledge

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or expertise. The Board also considers their potential contribution to the overall composition and diversity of the Board.

The Board conducts the appropriate and necessary inquiries (as determined by the Board) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our shareholders, and, upon consideration of all relevant factors and circumstances, approves the slate of director nominees to be nominated for election at our annual meeting of shareholders. The Board considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Board has not adopted a formal policy with respect to diversity. In general, the Company seeks a Board that includes a diversity of perspectives and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board welcomes communications from our shareholders and other interested parties. Shareholders and other interested parties may send communications to the Board, to any particular director or the independent directors as a group, to the following address: Helius Medical Technologies, Inc., 41 University Drive Newtown, Suite 400, Pennsylvania 18940, Attention: Joyce LaViscount. Shareholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

CODE OF ETHICS

The Company has adopted the Helius Medical Technologies, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.heliusmedical.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

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PROPOSAL 2

APPROVAL OF REVERSE STOCK SPLIT OF OUR COMMON STOCK

Our Board of Directors has adopted, and is recommending that our shareholders approve, an amendment to our Articles of Incorporation to effect a Reverse Stock Split. The text of the proposed form of Articles of Amendment to our Articles of Incorporation, which we refer to as the Articles of Amendment, is attached hereto as Annex A.

We are proposing that our Board of Directors have the discretion to select the Reverse Stock Split ratio from within a range between and including three-for-one (3:1) and seven-for-one (7:1), rather than proposing that shareholders approve a specific ratio at this time, in order to give our Board of Directors the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board’s then-current assessment of the factors described below under “—Criteria to be Used for Determining Whether to Implement the Reverse Stock Split.” If the Board decides to implement a Reverse Stock Split, we will file the Articles of Amendment with the Secretary of State of the State of Wyoming and the Reverse Stock Split will be effective on the date that the Articles of Amendment is processed and deemed filed by the Secretary of State of the State of Wyoming, or such later date as is chosen by the Board and set forth in the Articles of Amendment, which date we refer to in this Proposal 2 as the Effective Date. Except for adjustments that may result from the treatment of fractional shares as described below, each of our shareholders will hold the same percentage of our outstanding common stock immediately following the Reverse Stock Split as such shareholder holds immediately prior to the Reverse Stock Split.

Should we receive the required shareholder approvals for this Proposal 2, our Board of Directors will have the sole authority to elect, at any time on or prior to the date of our 2018 Annual Meeting of Shareholders, and without the need for any further action on the part of our shareholders: (1) whether to effect a Reverse Stock Split, and (2) if so, the number of whole shares of our common stock, between and including three-for-one (3:1) and seven-for-one (7:1), that will be combined into one share of our common stock, as detailed under the caption “—Effects of Reverse Stock Split.”

Notwithstanding approval of this Proposal 2 by our shareholders, our Board of Directors may, at its sole option, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Wyoming not to effect any Reverse Stock Split. If our Board of Directors does not implement a Reverse Stock Split on or prior to the date of our 2018 Annual Meeting of Shareholders, the Reverse Stock Split will not be implemented and shareholder approval would again be required prior to implementing any Reverse Stock Split.

REASONS FOR REVERSE STOCK SPLIT

To potentially improve the marketability and liquidity of our common stock. Our Board of Directors believes that the increased market price of our common stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock. A Reverse Stock Split could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our common stock. A Reverse Stock Split could help increase analyst and broker interest in our common stock as their internal policies might discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced

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stocks, a low average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

CRITERIA TO BE USED FOR DETERMINING WHETHER TO IMPLEMENT REVERSE STOCK SPLIT

In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, if any, following receipt of shareholder approval of Proposal 2, our Board of Directors may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term;

•	which Reverse Stock Split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

CERTAIN RISKS AND POTENTIAL DISADVANTAGES ASSOCIATED WITH REVERSE STOCK SPLIT

We cannot assure you that the proposed Reverse Stock Split will increase our stock price. We expect that a Reverse Stock Split will increase the market price of our common stock. However, the effect of a Reverse Stock Split on the market price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies in our industry is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of our common stock after a Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the Reverse Stock Split, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although we believe a Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional or other long term investors. Even if we implement a Reverse Stock Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If a Reverse Stock Split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if a Reverse Stock Split is implemented, it will increase the number of our shareholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of our common stock described above.

EFFECTS OF REVERSE STOCK SPLIT

After the effective date of any Reverse Stock Split that our Board of Directors elects to implement, each shareholder will own a reduced number of shares of common stock. However, any Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in Helius, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of our common stock will not be

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affected by a Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after such Reverse Stock Split. The number of shareholders of record will not be affected by a Reverse Stock Split (except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after such Reverse Stock Split).

The principal effects of a Reverse Stock Split will be that:

•	each three-to-seven shares of our common stock owned by a shareholder (depending on the Reverse Stock Split ratio selected by the Board), will be combined into one new share of our common stock;

•	no fractional shares of common stock will be issued in connection with any Reverse Stock Split; instead, holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below;

•	based upon the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants; and

•	the number of shares then reserved for issuance under our equity compensation plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board.

The following table contains approximate information, based on share information as of March 31, 2017, relating to our outstanding common stock based on the proposed Reverse Stock Split ratios (without giving effect to the treatment of fractional shares):

Status	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	91,246,676	20,120,615	unlimited
Post-Reverse Stock Split 3:1	30,415,558	6,706,871	unlimited
Post-Reverse Stock Split 4:1	22,811,669	5,030,153	unlimited
Post-Reverse Stock Split 5:1	18,249,335	4,024,123	unlimited
Post-Reverse Stock Split 6:1	15,207,779	3,353,435	unlimited
Post-Reverse Stock Split 7:1	13,035,239	2,874,373	unlimited

After the effective date of any Reverse Stock Split that our Board of Directors elects to implement, our common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of any proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be listed on the TSX under the symbol “HSM” and quoted on the OTCQB under the symbol “HSDT” immediately following the Reverse Stock Split.

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EFFECTIVE DATE

The proposed Reverse Stock Split would become effective on the Effective Date. Except as explained below with respect to fractional shares, effective as the Effective Date, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of us or our shareholders, into a lesser number of new shares of our common stock in accordance with the Reverse Stock Split ratio determined by our Board of Directors within the limits set forth in this Proposal 2.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

No fractional shares of common stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the Reverse Stock Split, Helius will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the common stock on the TSX (denominated in Canadian dollars and converted into U.S. Dollars using the Bank of Canada nominal noon exchange rate on each such trading date) during regular trading hours for the five consecutive trading days immediately preceding the Effective Date (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a shareholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

As of March 31, 2017, there were approximately 199 shareholders of record of our common stock, which number of record holders includes those holders who are deemed record holders for purposes of the Exchange Act. Upon shareholder approval of this Proposal 2, if our Board of Directors elects to implement the proposed Reverse Stock Split, shareholders owning, prior to the Reverse Stock Split, less than the number of whole shares of common stock that will be combined into one share of common stock in the Reverse Stock Split would no longer be shareholders. For example, if a shareholder held seven shares of common stock immediately prior to the Reverse Stock Split and the Reverse Stock Split ratio selected by the Board was 7:1, then such shareholder would cease to be a shareholder of Helius following the Reverse Stock Split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above. Based on our shareholders of record as of March 31, 2017, and assuming a Reverse Stock Split ratio of 7:1, we expect that cashing out fractional shareholders would reduce the number of shareholders of record by approximately 20 or less holders. In addition, we do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

RECORD AND BENEFICIAL SHAREHOLDERS

If this Proposal 2 is approved by our shareholders and our Board of Directors elects to implement a Reverse Stock Split, shareholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split along with payment in lieu of any fractional shares. Non-registered shareholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split than those that would be put in place by us for registered shareholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 2 is approved by our shareholders and our Board of Directors elects to implement a Reverse Stock Split, shareholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from Helius or its exchange agent, as soon as practicable after the effective date of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares and

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payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

SHAREHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

ACCOUNTING CONSEQUENCES

The per share common stock net income or loss and net book value would be increased because there would be fewer shares of common stock outstanding. The Reverse Stock Split would be reflected retroactively in our consolidated financial statements. We do not anticipate that any other accounting consequences would arise as a result of any Reverse Stock Split. In particular, because our common stock has no par value, the Reverse Stock Split will have no impact on our stated capital or additional paid in capital.

NO APPRAISAL RIGHTS

Our shareholders are not entitled to dissenters’ or appraisal rights under the Wyoming Business Corporation Act with respect to the amendment to our Articles of Incorporation to allow for a Reverse Stock Split, and we will not independently provide the shareholders with any such right if any Reverse Stock Split is implemented.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of a Reverse Stock Split to our shareholders. The summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of a Reverse Stock Split may vary significantly as to each shareholder, depending upon the jurisdiction in which such shareholder resides. Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of a Reverse Stock Split will vary among shareholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. We believe that because the Reverse Stock Split is not part of a plan to increase periodically a shareholder’s proportionate interest in our assets or earnings and profits, the Reverse Stock Split should have the following federal income tax effects. A shareholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, such a shareholder’s basis in the reduced number of shares of common stock will equal the shareholder’s basis in its old shares of common stock and such shareholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. A shareholder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split should generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, if redemption of the fractional shares of all shareholders reduces the percentage of the total voting power held by a particular redeemed shareholder (determined by including the voting power held by certain related persons), the particular shareholder should recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder’s basis in the fractional share. In the aggregate, such a shareholder’s basis in the reduced number of shares of common stock will equal the shareholder’s basis in its old shares of common stock

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decreased by the basis allocated to the fractional share for which such shareholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. If the redemption of the fractional shares of all shareholders leaves the particular redeemed shareholder with no reduction in the shareholder’s percentage of total voting power (determined by including the voting power held by certain related persons), it is likely that cash received in lieu of a fractional share would be treated as a distribution under Section 301 of the Code. Shareholders should consult their own tax advisors regarding the tax consequences to them of a payment for fractional shares.

We will not recognize any gain or loss as a result of the proposed Reverse Stock Split.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

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PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. BDO USA, LLP has audited the Company’s financial statements since January 4, 2017. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Bylaws nor other governing documents or law require shareholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of BDO USA, LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting will be required to ratify the selection of BDO USA, LLP.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 4, 2017, the Audit Committee of the Board of Directors approved the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2016, in place of BDO Canada LLP.

The report of BDO Canada LLP on the consolidated financial statements of the Company for the two years ended March 31, 2016, dated June 27, 2016 and included in our Annual Report on Form 10-K filed with the SEC on June 28, 2016, states that the Company’s recurring losses from operations and its accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern. Other than the foregoing, BDO Canada LLP’s report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified as to audit scope or accounting principles.

During the fiscal years ended March 31, 2016 and 2015 and through the date of BDO Canada LLP’s dismissal on January 4, 2017, there were no disagreements between the Company and BDO Canada LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of BDO Canada LLP, would have caused BDO Canada LLP to make reference to the subject matter of the disagreements in connection with its reports for such fiscal years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K except for the material weakness in (i) the Company’s internal control over financial reporting disclosed in its Annual Report on Form 10-K/A for the fiscal year ended March 31, 2015, filed with the SEC on January 11, 2016, related to the design of controls with respect to the calculation of the fair value of the Company’s share based compensation, and (ii) the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on June 28, 2016, related to the Company’s accounting staff having insufficient technical accounting knowledge relating to accounting for income taxes and complex U.S. GAAP matters. The Company has authorized BDO Canada LLP to respond fully and without limitation to all requests of BDO USA, LLP concerning all matters related to the periods audited by BDO Canada LLP, including with respect to the subject matter of these reportable events. BDO Canada LLP’s letter to the SEC stating its agreement with the statements in this paragraph was filed as an exhibit to the Company’s Current Report on Form 8-K dated January 10, 2017.

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During the nine months ended December 31, 2016 and the fiscal year ended March 31, 2016, and any subsequent interim period before the Company’s engagement of BDO USA, LLP, the Company did not consult with BDO USA, LLP regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company’s financial statements.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents the aggregate fees billed to the Company during the nine months ended December 31, 2016 by BDO US, LLP, the Company’s principal accountant and BDO Canada LLP, the Company’s former principal accountant and during the fiscal year ended March 31, 2016 by BDO Canada LLP, the Company’s former principal accountant.

	Nine Months Ended December 31, 2016	Year Ended March 31, 2016
Audit Fees (1)	$231,393	$221,210
Tax Fees (specifically describe tax fees incurred) (2)	36,638	21,578

Total Fees	$268,031	$242,788

(1)	Audit fees included amounts billed for professional services rendered in connection with the audit of our consolidated financial statements and review of our interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Canada LLP in connection with statutory and regulatory filings and the review of registration statements.
(2)	Tax fees included amounts billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal, state and tax compliance.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit and tax services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee must pre-approve all services provided by the independent registered public accounting firm.

The Audit Committee has determined that the rendering of services other than audit services by BDO USA, LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

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EXECUTIVE OFFICERS

Our executive officers and their respective ages as of April 1, 2017 are as follows:

Name	Age	Position
Philippe Deschamps	54	President, Chief Executive Officer and Director
Joyce LaViscount	55	Chief Financial Officer and Chief Operating Officer
Jonathan Sackier	59	Chief Medical Officer

The biography of Mr. Deschamps is set forth in “Proposal 1: Election of Directors” above.

Joyce LaViscount

Ms. LaViscount has served as our Chief Financial Officer and Chief Operating Officer since October 2015, and she previously served as a member of our Board of Directors from March 2015 to December 2015. Prior to joining Helius, Ms. LaViscount served as chief operating officer and chief financial officer of MM Health Solutions, formerly MediMedia Health, from July 2012 to August 2015. Ms. LaViscount concurrently served as the chief financial officer of MediMedia Pharmaceutical Solutions from January 2014 to February 2015. Previously, Ms. LaViscount served as executive director/group controller North America of Aptalis Pharmaceuticals from February 2011 to July 2012. Ms. LaViscount is a Certified Public Accountant. She received a B.A. in business with a concentration in accounting from Franklin and Marshall College in 1984.

Jonathan Sackier

Dr. Sackier has served as our Chief Medical Officer since December 2014. He has also served as a Visiting Professor of Surgery at the Nuffield Department of Surgical Sciences at Oxford University since 2014. From 2005 to 2014, Dr. Sackier was a Visiting Professor of Surgery at the University of Virginia and prior to that a served as a Clinical Professor at The George Washington University. Dr. Sackier has served as a director of Kypha, Inc. since July 2014, Clinvue LLC since July 2010 and Brandon Medical since May 2013. He previously served as a director of HemoShear Therapeutics, LLC from 2008 to 2015. He is a trustee of First Star and previously chaired The Larry King Cardiac Foundation Board of Governors. A keen pilot, Jonathan advises the Aircraft Owners & Pilots Association on medical issues germane to pilots and authors the “Fly Well” column in the association’s Pilot magazine.

22.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2017 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
MPJ Healthcare, LLC	16,035,026	17.6%
208 Palmer Aly Newtown, PA 18940 (2)
Advanced NeuroRehabilitation, LLC	16,035,026	17.6%
510 Charmany Dr., Suite 175F Madison, WI 53719 (3)
A&B (HK) Company Limited	11,458,334	12.6%
Unit A, 11th Floor, Chung Pont Commercial Building, 300 Hennessy Road, Wanchai, Hong Kong, P.R.C. (4)
Philippe Deschamps (5)	18,415,005	19.7%
Joyce LaViscount (6)	750,336	*
Jonathan Sackier (7)	16,635,026	18.1%
Thomas E. Griffin (8)	25,000	*
Huaizheng Peng (8)	58,334	*
Edward M. Straw (9)	145,834	*
Mitchell E. Tyler (8)	400,000	*
Blane Walter (8)	66,668	*
All executive officers and directors as a group (8 persons)		39.7%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 91,246,676 shares outstanding on March 31, 2017, adjusted as required by rules promulgated by the SEC.
(2)	Investment and voting decisions for the shares held by MPJ Healthcare, LLC (“MPJ”) are made by a board of three members, each holding one vote. The three board members are Philippe Deschamps, Jonathan Sackier and Montel Williams. This amount includes 2,405,254 shares held in escrow. The holder has only voting power and no investment power with respect to the escrowed shares.
(3)	Investment and voting decisions for shares held by Advanced NeuroRehabilitation, LLC are made by Kurt Kaczmarek, as the managing member. This amount includes 2,405,254 shares held in escrow. The holder has only voting power and no investment power with respect to the escrowed shares.
(4)	In a Schedule 13D filed March 4, 2016, each of A&B (HK) Company Limited (“A&B”), A&B Brother Limited (“A&B BVI”), and Dr. Lam Kong disclosed shared investment and dispositive power over 11,458,334 shares. Based solely upon the disclosure in the Schedule 13D, Dr. Lam Kong is the sole officer and director of each of A&B and A&B BVI. The business address of A&B BVI is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. The business address of Dr. Lam Kong is 8/F Bldg. A, Tongfang Information Harbor, No. 11 Langshan Road, Shenzhen Hi-tech Industrial Park, Nanshan District, Shenzhen, P.R.C.
(5)	Includes 2,300,000 shares exercisable within 60 days of March 31, 2017 pursuant to outstanding stock options, and 25,093 shares of common stock issuable upon the exercise of a warrant. Also includes

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16,035,026 shares held by MPJ. Mr. Deschamps is a board member of MPJ and has shared investment and voting power over the shares held by MPJ.
(6)	Includes 675,000 shares exercisable within 60 days of March 31, 2017 pursuant to outstanding stock options and 25,112 shares issuable upon the exercise of a warrant
(7)	Includes 600,000 shares exercisable within 60 days of March 31, 2017 pursuant to outstanding stock options. Also includes 16,035,026 shares held by MPJ. Dr. Sackier is a board member of MPJ and has shared investment and voting power over the shares held by MPJ.
(8)	Represents shares exercisable within 60 days of March 31, 2017 pursuant to outstanding stock options.
(9)	Includes 133,334 shares exercisable within 60 days of March 31, 2017 pursuant to outstanding stock options.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all officers, directors and greater than ten percent beneficial owners complied with applicable Section 16(a) filing requirements applicable, except that two reports, each covering an aggregate of two transactions, were filed late by each of Mr. Deschamps and Ms. LaViscount, and one report, each covering one transaction, were filed late by each of Drs. Peng and Sackier, Mr. Walter and Vice Admiral Straw.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the nine months ended December 31, 2016 and the fiscal years ended March 31, 2016 and 2015, compensation awarded to or paid to, or earned by, the Philippe Deschamps, the Company’s Chief Executive Officer, Joyce LaViscount, the Company’s Chief Financial Officer and Chief Operating Officer and Jonathan Sackier, the Company’s Chief Medical Officer (the “Named Executive Officers”).

Name and Principal Position	Period	Salary ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (7)	Total ($)
Phillipe Deschamps Chief Executive Officer	Nine months ended December 31, 2016 (1)	300,000		748,625	(2)	67,500	11,250	1,127,375
	Year ended March 31, 2016	400,000		—		72,000	15,000	487,000
	Year ended March 31, 2015	360,417		432,198	(3)	120,000	5,000	917,615

Joyce LaViscount Chief Financial Officer and Chief Operating Officer	Nine months ended December 31, 2016 (1)	225,000		299,450	(2)	42,188	9,000	575,638
	Year ended March 31, 2016	137,500	(4)	205,848	(5)	37,500	5,500	386,348
	Year ended March 31, 2015	—		—		—	—	—

Jonathan Sackier Chief Medical Officer	Nine months ended December 31, 2016 (1)	225,000		299,450	(2)	36,563	—	561,013
	Year ended March 31, 2016	300,000		—		45,000	—	345,000
	Year ended March 31, 2015	100,000		449,797	(6)	—	—	549,797

(1)	On January 4, 2017, the Board approved a change in the Company’s fiscal year end from March 31 to December 31.
(2)	The grant date fair value was denominated in Canadian dollars and translated into U.S. dollars from Canadian dollars based on the closing exchange rate from the Federal Reserve Bank of CAD$1.00 = USD$.7715 on July 13, 2016, based on an option exercise price of CAD$1.39.
(3)	The grant date fair value was denominated in Canadian dollars and translated into U.S. dollars from Canadian dollars based on the closing exchange rate from the Bank of Canada of CAD$1.00 = USD$0.9235 on June 19, 2014, based on an option exercise price of CAD$0.60.
(4)	Ms. LaViscount was appointed as Chief Financial Officer and Chief Operating Officer on October 19, 2015, and resigned from our Board of Directors on December 29, 2015. The compensation reflected in the Summary Compensation Table reflects her compensation in connection with her role as an executive officer of the Company. Ms. LaViscount was not awarded any compensation in connection with her role as a director of the Company during the fiscal year ended March 31, 2016.
(5)	The grant date fair value was denominated in Canadian dollars and translated into U.S. dollars from Canadian dollars based on the closing exchange rate from the Bank of Canada of CAD$1.00 = USD$0.7624 on October 21, 2015, based on an option exercise price of CAD$0.87.
(6)	The grant date fair value was denominated in Canadian dollars and translated into U.S. dollars from Canadian dollars based on the closing exchange rate from the Bank of Canada of CAD$1.00 = USD$0.8717 on December 8, 2014, based on an option exercise price of CAD$2.96.
(7)	Represents matching contributions to the Company’s 401(k) savings plan.

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Narrative Disclosure to Summary Compensation Table

We review compensation annually for all employees, including our Named Executive Officers. In setting annual base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our shareholders, and a long-term commitment to our company.

The non-employee directors of our Board of Directors historically have determined our executives’ compensation. Our non-employee directors historically have determined our Chief Executive Officer’s compensation. As discussed above in “Information Regarding the Board of Directors and Corporate Governance,” the Company has retained Sigma as its compensation and human resources consultant. Sigma also advises the non-employee directors of the board on the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy. At the request of the non-employee directors, Sigma provided competitive market data for similarly sized medical device companies for the purposes of determining our executive compensation. During the fiscal years ended December 31, 2016 and March 31, 2016 and 2015, our non-employee directors approved the base salaries and target discretionary bonuses described below based on Sigma’s recommendations.

Annual Base Salary

We have entered into employment agreements with each of our Named Executive Officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by our compensation committee in order to compensate our named executive officers for the satisfactory performance of duties to our company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

Annual Bonus

Our Named Executive Officers are entitled to annual bonuses calculated as a target percentage of their annual base salary based upon the non-employee directors of our Board of Directors’ assessment of their performance and our company’s attainment of targeted goals as set by the Board of Directors in their sole discretion, and communicated to each officer. For the nine months ended December 31, 2016 target bonuses were based on the Chief Executive Officer’s assessment of each executive’s performance. The target bonus for the Chief Executive Officer was based on the non-employee directors, assessment of each executive’s performance. The amounts of such bonuses were determined by the non-employee directors of the Board in April based on each executive’s and our company’s performance in the nine months ended December 31, 2016.

Equity-Based Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our Named Executive Officers. Our non-employee directors have historically been responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Retirement Benefits and Other Compensation

Our Named Executive Officers do not participate in, or otherwise receive any benefits under, any pension or deferred compensation plan sponsored by us. We match contributions made by our employees, including our

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Named Executive Officers, to the Company’s 401(k) savings plan. Our Named Executive Officers were eligible to participate in our employee benefits, including health insurance benefits, on the same basis as our other employees. We generally do not provide perquisites or personal benefits except in limited circumstances.

Employment Agreements and Payments Upon Termination or Change in Control

Philippe Deschamps

On June 13, 2014, we entered into an employment agreement with Philippe Deschamps to serve as our President and Chief Executive Officer. We amended the employment agreement on September 1, 2014. Pursuant to the employment agreement, Mr. Deschamps initially received a base salary at an annualized rate of $250,000 until investments reached a level of $5 million. After such threshold was met, on August 14, 2014, the Board approved the increase of his base salary to $400,000. In addition to Mr. Deschamps’ base salary, he has the opportunity to receive a target annual bonus of 30% of the base salary, conditional upon, and subject to upward or downward adjustment based upon, achievements and individual goals to be established in good faith by the Board of Directors and Mr. Deschamps.

If Mr. Deschamps is terminated without cause or if Mr. Deschamps resigns for good reason (each as defined in Mr. Deschamps’ employment agreement), Mr. Deschamps is entitled to an aggregate amount equal to the sum of his base salary and the earned portion of his annual bonus paid for the year preceding the year of his termination of which such amount is to be paid in equal monthly installments during the twelve month period following such termination of employment.

Joyce LaViscount

On October 19, 2015, we entered into an employment agreement with Joyce LaViscount to serve as our Chief Financial Officer and Chief Operating Officer. Pursuant to the employment agreement, Ms. LaViscount receives a base salary at an annualized rate of $300,000 for her employment term, which is at-will. In addition to Ms. LaViscount’s base salary, she shall have the opportunity to receive a target annual bonus of 25% of the base salary, conditional upon, and subject to upward or downward adjustment based upon achievements and individual goals to be established in good faith by our Chief Executive Officer and Ms. LaViscount.

If Ms. LaViscount is terminated without cause or if she resigns for good reason (each as defined in Ms. LaViscount’s employment agreement), Ms. LaViscount is entitled to an aggregate amount equal to the sum of her base salary and the earned portion of her annual bonus paid for the year of her termination, of which such amount is to be paid in equal monthly installments during the twelve month period following such termination of employment.

Jonathan Sackier

On December 1, 2014, we entered into an employment agreement with Jonathan Sackier to serve as our Chief Medical Officer. Pursuant to the employment agreement, Dr. Sackier will receive a base salary at an annualized rate of $300,000 for his employment term, which is at-will. In addition to Dr. Sackier’s base salary, he shall have the opportunity to receive a target annual bonus of 25% of the base salary, conditional upon, and subject to upward or downward adjustment based on upon, achievements and individual goals to be established in good faith by our Chief Executive Officer and Dr. Sackier.

If Dr. Sackier is terminated without cause, or if he resigns for good reason (each as defined in Dr. Sackier’s employment agreement), Dr. Sackier is entitled to an aggregate amount equal to the sum of his base salary and the earned portion of his annual bonus paid for the year of his termination of which such amount is to be paid in equal monthly installments during the twelve month period following such termination of employment.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table shows for the year ended December 31, 2016, certain information regarding outstanding equity awards for the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
Phillipe Deschamps	1,800,000	0	(1)	0.55	(2)	6/18/2019
	500,000	1,000,000	(3)	1.07	(4)	7/13/2020
Joyce LaViscount	66,667	33,333	(5)	2.51	(6)	3/15/2020
	375,000	375,000	(7)	0.66	(8)	10/21/2020
	200,000	400,000	(3)	1.07	(4)	7/13/2020
Jonathan Sackier	400,000	0	(9)	2.58	(10)	12/8/2019
	200,000	400,000	(3)	1.07	(4)	7/13/2020

(1)	This option was granted on June 19, 2014. All of the shares subject to the option have vested.
(2)	Translated into U.S. dollars from Canadian dollars based on the closing exchange rate from the Bank of Canada of CAD$1.00 = USD$0.9235 on June 19, 2014, based on an option exercise price of CAD$0.60.
(3)	This option was granted on July 13, 2016. One-third of the shares subject to the option vested on the date of grant, and the remaining shares are scheduled to vest in equal installments on the anniversary date of the grant thereafter until July 13, 2018.
(4)	Translated into US dollars from Canadian dollars based on the closing exchange rate from the Federal Reserve Bank of CAD$1.00 = USD$0.7715 on July 13, 2016; based on an option exercise price of CAD$1.39.
(5)	This option was granted on March 16, 2015. One-third of the shares subject to the option vested on the date of grant, and the remaining shares vest in equal installments beginning on the anniversary date of the grant thereafter until March 16, 2017.
(6)	Translated into U.S. dollars from Canadian dollars based on the closing exchange rate from the Bank of Canada of CAD$1.00 = USD$0.7834 on March 16, 2015, based on an option exercise price of CAD$3.20.
(7)	This option was granted on October 21, 2015. 25% of the shares subject to the grant vested on the date of grant, and the remaining shares vest in equal installments on the anniversary of the date of grant thereafter until October 21, 2018.
(8)	Translated into U.S. dollars from Canadian dollars based on the closing exchange rate from the Bank of Canada of CAD$1.00 = USD$0.7624 on October 21, 2015, based on an option exercise price of CAD$0.87.
(9)	The option was granted on December 8, 2014. All of the shares subject to the option have vested.
(10)	Translated into U.S. dollars from Canadian dollars based on the closing exchange rate from the Bank of Canada of CAD$1.00 = USD$0.8717 on December 8, 2014, based on an option exercise price of CAD$2.96.

Amendment to 2016 Omnibus Incentive Plan

In August 2016, the Board approved our 2016 Omnibus Incentive Plan (the “2016 Plan”), and in September 2015 our shareholders approved the 2016 Plan. In December 2016, the Board approved a minor amendment to Section 7.3(b) of the 2016 Plan to clarify that a holder of a restricted stock award has all of the rights of a stockholder only in respect of the vested portion of the restricted stock award, and not in respect of any unvested portion. The amendment was housekeeping in nature and did not require stockholder approval pursuant to the terms of the 2016 Plan.

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DIRECTOR COMPENSATION

During the nine months ended December 31, 2016, we did not pay any fees to our non-employee directors for service on our Board. We have not adopted a non-employee director compensation policy; however, the Company’s management engages Sigma annually to determine the appropriate level of equity compensation for our non-employee directors, based on competitive market data for similarly sized medical device companies. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending Board and committee meetings.

The following table shows for the nine months ended December 31, 2016 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Option Awards ($)		All Other Compensation ($)		Total ($)
Savio Chiu (1)	—		—		—
Thomas E. Griffin (2)	49,143	(7)	—		49,143
Huaizheng Peng (3)	37,431	(8)	—		37,431
Mitchell E. Tyler (4)	—		11,850	(9)	11,850
Edward M. Straw (5)	49,908	(8)	—		49,908
Blane Walter (6)	49,908	(8)	—		49,908

(1)	Mr. Chiu held 60,000 shares of common stock underlying option grants at December 31, 2016. Mr. Chiu resigned from the Board of Directors effective January 30, 2017.
(2)	Mr. Griffin was appointed to the Board of Directors on August 8, 2016. Mr. Griffin held 100,000 shares of common stock underlying option grants at December 31, 2016.
(3)	Dr. Peng held 125,000 shares of common stock underlying option grants at December 31, 2016.
(4)	Mr. Tyler held 400,000 shares of common stock underlying option grants at December 31, 2016.
(5)	Vice Admiral Straw held 200,000 shares of common stock underlying option grants at December 31, 2016.
(6)	Mr. Walter held 150,000 shares of common stock underlying option grants at December 31, 2016.
(7)	This option was granted on August 8, 2016. 25% of the shares subject to the option vested on the date of grant, 25% of the shares subject to the option are scheduled to vest on August 8, 2017, and the remaining shares are scheduled to vest on August 8, 2018. The option exercise price was translated into US dollars from Canadian dollars based on the closing exchange rate from the Federal Reserve Bank of CAD$1.00 = USD$0.7598 on August 8, 2016, based on an option exercise price of CAD$1.31.
(8)	This option was granted on July 13, 2016. One-third of the shares subject to the option vested on the date of grant, and the remaining shares are scheduled to vest in equal installments on the anniversary date of the grant thereafter until July 13, 2018. The option exercise price was translated into US dollars from Canadian dollars based on the closing exchange rate from the Federal Reserve Bank of CAD$1.00 = USD$0.7715 on July 13, 2016, based on an option exercise price of CAD $1.39.
(9)	This amount represents cash consulting fees paid to Mr. Tyler, pursuant to which Mr. Tyler provides consulting services for the development of the PoNSTM technology.

30.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Except as described below, there were no transactions in the nine months ended December 31, 2016, or nor are there any currently proposed transactions, in which we were or are to be a participant and in which any “related person” had or will have a direct or indirect material interest. “Related person” includes:

a)	Any of our directors or executive officers;

b)	Any person proposed as a nominee for election as a director;

c)	Any person who beneficially owns more than 5% of our common stock; or

d)	Any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, sister-in-law or person (other than a tenant or employee) sharing the same household of any person enumerated in paragraph a), b), or c).

Our Board has responsibility for establishing and maintaining guidelines relating to any related party transactions between us and any of our officers or directors. Where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the non-employee directors of the Board for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant shareholders. In considering related-person transactions, the non-employee directors take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the non-employee directors consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders, as the non-employee directors determine in the good faith exercise of their discretion. We intend to adopt written guidelines for the Board which will set forth the requirements for review and approval of any related party transactions.

CERTAIN RELATED-PERSON TRANSACTIONS

Consulting Agreement with Montel Media, Inc.

In April 2016, we entered into a consulting agreement with Montel Media, Inc. (“Montel Media”), pursuant to which Montel Media provides consulting services for the promotion of our clinical trials and ongoing media and marketing strategies. Under the agreement, Montel Media receives $15,000 per month. During the nine months ended December 31, 2016, we paid Montel Media $135,000 pursuant to the consulting agreement. Montel Media is owned by Montel Williams, who serves on the board of MPJ Healthcare, LLC, which beneficially owns greater than 5% of our common stock.

INDEMNIFICATION

The Company provides indemnification for its directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company’s Amended and Restated Bylaws, the Company is required to indemnify its directors and officers to the extent not prohibited under Wyoming or other applicable law. The Company has also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that the Company will indemnify the

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officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Wyoming law and the Company’s Amended and Restated Bylaws.

32.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Helius Medical Technologies, Inc. shareholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Helius Medical Technologies, Inc. Direct your written request to Helius Medical Technologies, Inc., Attention Joyce LaViscount Chief Financial Officer, 41 University Drive, Suite 400, Newtown, Pennsylvania 18940 or contact Joyce LaViscount at (215) 431-3296. Shareholders who currently receive multiple sets of Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joyce LaViscount Secretary

May 3, 2017

A copy of the Company’s Transition Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, Helius Medical Technology, Inc., 41 University Drive, Suite 400, Newtown, Pennsylvania 18940.

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Annex A

Wyoming Secretary of State

State Capitol Building, Room 110

Cheyenne, WY 82002-0020

ARTICLES OF AMENDMENT

Pursuant to the provisions of the Wyoming Business Corporation Act (the “Act”), the shareholders and board of directors of Helius Medical Technologies, Inc., a Wyoming corporation (the “Corporation”), hereby present these Articles of Amendment to its Articles of Incorporation, pursuant to Wyo. Stat. 17-16-1006, on behalf of the Corporation. The Corporation’s Articles of Incorporation were filed with the Wyoming Secretary of State on June 2, 2014 under Original Identification 2014-000665988, as amended by Articles of Amendment filed on July 3, 2014 as Amendment Identification 2014-001633835 and on April 27, 2015 as Amendment Identification 2015-001723000 (collectively, the “Articles of Incorporation”).

The name of the Corporation: Helius Medical Technologies, Inc.

The Articles of Incorporation are hereby amended by deleting Article 10 in its entirety and replacing it with the following:

10. AUTHORIZED SHARES: The aggregate number of shares which the Corporation has authority to issue and the par value of such shares is an unlimited number of common shares with no par value (the “Common Stock”). There are no other classes of shares.

Upon the acceptance of these Articles of Amendment for filing by the Wyoming Secretary of State (the “Effective Time”), each                 outstanding share(s) of the Corporation’s Common Stock whether issued and outstanding or held by the Corporation as treasury stock, is and shall be combined into one (1) share of a fully paid and nonassessable share of Common Stock (the “Reverse Split”).

The Reverse Split shall be effected for the Common Stock such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated. No fractional shares of Common Stock shall be issued upon the combination of any such shares in the Reverse Split. If the Reverse Split would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair value (as determined by the Corporation’s Board of Directors in accordance with the Act) of one (1) share of Common Stock as of the Effective Time (after giving effect to the Reverse Split), rounded up to the nearest whole cent.

The Reverse Split shall occur whether or not any certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. The par value of each share of Common Stock following the Reverse Split shall be as stated above. All of the share amounts, amounts per share and per share numbers for the Common Stock shall be adjusted to give effect to the Reverse Split.

The amendment to Article 10 of the Articles of Incorporation as stated in these Articles of Amendment was duly approved and adopted by a majority of the shareholders on                 , 2017 and all of the Board of

A-1

Directors of the Corporation on                     , 2017 in the manner required by the Act and by the Corporation’s Articles of Incorporation.

DATED:                     , 2017

By:
President and CEO

Contact person as to this filing:

Daytime phone number:

E-mail:

A-2

HELIUS MEDICAL TECHNOLOGIES, INC.

8th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

Mr A Sample Designation (if any) Add1 Add2 add3 add4 add5 add6	000001	Security Class 123 Holder Account Number C1234567890 XXX
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This Form of Proxy is solicited by and on behalf of the Board of Directors.

Notes to proxy

1.     Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.     If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.     This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.     If this proxy is not dated, it will be deemed to bear the date on which it is mailed by the Company to the holder.

5.     The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors.

6.     The securities represented by this proxy will be voted in favor or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.     This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

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8. This proxy should be read in conjunction with the accompanying documentation provided by the Company.

Proxies submitted must be received by 10:00 AM, Eastern time, on June 1, 2017.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com
1-866-732-VOTE (8683) Toll Free	• Smartphone? Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456789012345

CPUQC01.E.INT/000001/i1234
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Appointment of Proxyholder
I/We being holder(s) of Helius Medical Technologies, Inc. hereby appoint: Philippe Deschamps, or failing him, Joyce LaViscount,	OR	Print the name of the person you are appointing if this person is someone other than the Chairman of the Meeting.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the undersigned shareholder in accordance with the following direction (or if no directions have been given, for the nominees in Proposal 1, for Proposal 2 and for Proposal 3) and all other matters that may properly come before the Annual Meeting of Shareholders of Helius Medical Technologies, Inc. to be held at Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, PA 19047, on June 5, 2017 at 10:00 AM, Eastern time, and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. Philippe Deschamps	☐	☐	02. Blane Walter	☐	☐	03. Mitchell E. Tyler	☐	☐
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04. Edward M. Straw	☐	☐	05. Huaizheng Peng	☐	☐	06. Thomas E. Griffin	☐	☐

							For	Against

2. Amendment to the Company’s Articles of Incorporation
To approve an amendment to the Company’s Articles of Incorporation to effect, at the option of the Board of Directors, a reverse stock split of the Company’s common stock at a ratio ranging from three-for-one (3:1) to seven-for-one (7:1), inclusive, with the effectiveness of the amendment or the abandonment of the amendment, to be determined by the Board of Directors prior to the date of our 2018 Annual Meeting of Shareholders.							☐	☐

							For	Withhold
3. Appointment of Auditors
To ratify the selection by the audit committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.							☐	☐

NOTE: To conduct any other business properly brought before the Meeting of any adjournment thereof.

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	Signature(s)	Date
Authorized Signature(s) – This section must be completed for your instructions to be executed.
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors.		MM / DD / YY

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐	Annual Financial Statements – Mark this box if you would like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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